Exhibit 10.50

May 9, 2018

Peter S. Cooke
31 Manchester Street
London W1U 7LQ, UK

Dear Peter:
Reference is made to the letter agreement between you and the Company dated June 8, 2016, which set forth the terms and conditions of your relocation from Dubai to the United Kingdom and which amended your SPA and Old SPA as provided therein (the “2016 Relocation Agreement”).
Reference is also made to the Relocation Letter attached to the 2016 Relocation Agreement as Attachment 1 (the “Relocation Benefits Agreement”). Capitalized words and terms used herein and not defined will have the respective meanings ascribed to them in the 2016 Relocation Agreement and the Relocation Benefits Agreement.
This letter, when countersigned by you, hereby amends the Relocation Benefits Agreement to (i) provide that the relocation benefits described therein will continue (subject to the existing terms of the 2016 Relocation Agreement and the Relocation Benefits Agreement) through December 31, 2018, whereupon they will terminate (i.e. the month of December 2018 will be the last month in respect of which such benefits will be paid or otherwise made available) and (ii) provided you renew your lease for 31 Manchester Street, London and continue your tenancy there during the remaining term of the Relocation Benefits Agreement (as amended hereby), then, in such event, commencing on the July, 2018 renewal date and continuing through December, 2018 (when your monthly housing allowance will terminate), your monthly housing allowance as originally set forth in the Relocation Benefits Agreement will be prospectively increased such that it is equal to the lesser of the actual new monthly rent or the amount the new monthly rent would be if it were increased by five percent (5%) over the current monthly rent.
Your countersignature will also evidence your agreement and acknowledgement that, except as specifically provided above with respect to continuation of the Relocation Benefits Agreement until December 31, 2018, and with respect to the possible increase in your monthly housing allowance, the 2016 Relocation Agreement and the Relocation Benefits Agreement remain in full force and effect in accordance with their existing terms. By way of example and without limitation: neither the 2016 Relocation Agreement, the Relocation Benefits Agreement or this letter constitute a contract of employment for a specific term, you remain an employee at will, the 2016 Relocation Agreement fully addresses all termination scenarios which could result in your separation from service from the Company, and the severance obligations of the Company associated with each, and if, as and when you receive the Retention Payment, your entitlement to further severance or other payments in respect of any separation from service from the Company, for any reason, shall immediately cease.
You have advised the Company you plan to relocate to Australia upon termination of the Relocation Benefits Agreement (as extended hereby). Since your current position as President, International is UK based, the expectation of the parties is your current role will terminate on or about December 31, 2018, and that the parties will attempt to negotiate a new role for you with the Company, on mutually acceptable terms, that is based in Australia and directly or indirectly reports to the new President, International or that person’s designee. While both sides are optimistic a mutually acceptable role can be created, neither you nor the Company are obligated in this regard, and neither you nor the Company will be liable if for any reason a new role is not established and you separate from the Company. If you remain employed until December

31, 2018, the Company will pay you, in accordance with the Company’s usual payment practices, your 2018 bonus to the extent earned pursuant to the terms thereof.
Finally, by countersigning this letter where indicated below, you acknowledge and agree that all dealings with and notices to your present London landlord, including lease extensions, payments, renewals and terminations, are your sole responsibility.
If you are in agreement with the foregoing, kindly countersign and date this letter where indicated below, whereupon it will become a binding agreement between us, under seal. Thank you.

Sincerely,
/s/ Robert J. Palmisano
Robert J. Palmisano
President and Chief Executive Officer

ACCEPTANCE

By signing below, I acknowledge I have read, understand and accept the terms and conditions of this Agreement, which I accept as of this 15th day of May, 2018.

/s/ Peter S. Cooke
Peter S. Cooke